EXHIBIT 10.35
AGREEMENT
     This Agreement is made as of this 8th day of January 2006 by and among W. Whitlow Wyatt (“Wyatt”), Phoenix Footwear Group, Inc. (“Phoenix”) and Altama Delta Corporation (“Altama”).
     WHEREAS, Wyatt, Phoenix and Altama are parties to a Stock Purchase Agreement dated June 15, 2004 (the “Stock Purchase Agreement”) pursuant to which on at a closing on July 19, 2004 Wyatt sold to Phoenix and Phoenix purchased from Wyatt all of the issued and outstanding shares of Altama capital stock; and
     WHEREAS, pursuant to the Stock Purchase Agreement, at such closing (i) Phoenix issued in the name of Manufacturers and Traders Trust Company, as escrow agent (the “Escrow Agent”) 196,967 shares of Phoenix common stock (the “Escrow Shares”) in accordance with the terms of an Escrow Agreement among Wyatt, Phoenix and the Escrow Agent; (ii) Phoenix and Wyatt executed and delivered a Registration Rights Agreement (the “Registration Rights Agreement”);(ii) Wyatt, Phoenix and Altama executed and delivered a Non-Competition and Confidentiality Agreement (the “Non-Competition Agreement”); and (iii) Wyatt and Altama executed and delivered a Consulting Agreement (“Consulting Agreement”); and
     WHEREAS, an action commenced August 31, 2005 against Wyatt, Phoenix and Altama by Caribbean Co-op in the United States District Court for the District of Puerto Rico, captioned Caribbean Co-op v. Altama Delta Corporation d/b/a Altama Footwear, Phoenix Footwear Group, Inc. and W. Whitlow Wyatt, C.A. 05-1923(CC) for damages (such action, as amended or otherwise re-filed by Caribbean Co-op or its successor in interest for damages arising out of the same transactions or occurrences, the “Carribean Co-op Action”); and
     WHEREAS, a dispute has arisen among Wyatt, Phoenix and Altama regarding the terms of the Stock Purchase Agreement and the parties desire to resolve their dispute on the terms and conditions herein;
     NOW THEREFORE, the parties hereby agree as follows:
     1. Waiver of Payment Rights and Future Obligations. Wyatt hereby irrevocably waives the right to receive any payments due or past due from Phoenix or Altama of any kind, including but not limited to (i) payments provided for in Sections 2(c), 6(d) and 6(h) of the Stock Purchase Agreement, (ii) payments under the Non-Competition Agreement and (iii) payments under the Consulting Agreement. Phoenix and Altama make no claim to any previous funds paid to or by Wyatt, including the purchase price and post-closing adjustments for Altama stock and any payments made under the Stock Purchase Agreement, the Non-Competition Agreement and the Consulting Agreement. Neither Phoenix, nor Altama nor Wyatt shall have any future obligations under the Stock Purchase Agreement, the Non-Competition Agreement or the Consulting Agreement. Wyatt represents and warrants that he has not assigned, transferred, pledged, conveyed, granted a security interest or lien with respect to his rights under the Stock Purchase Agreement or with respect to the foregoing payment obligations and that he has full right, title and interest to take the actions provided in this Section 1 and that no third party consent is necessary or required for him to do so, the failure to obtain which would be a breach of an obligation to a third party or result in a lien or security interest with respect to his rights under the Stock Purchase Agreement.
     2. Escrow Release. Wyatt hereby agrees to direct the Escrow Agent to transfer and release the Escrow Shares and anything else constituting the Escrow Amount (as defined in the Escrow Agreement) in such manner and at such time as Phoenix may direct. Wyatt hereby waives any right, title or interest in or to the Escrow Amount (including the Escrow Shares and the proceeds thereof) and authorizes the Escrow Agent to vote the Escrow Shares at all times in such manner as the Escrow Agent may determine in its sole and absolute discretion. Wyatt represents and warrants that he has not assigned, transferred, pledged, conveyed, granted a security interest or lien with respect to his rights under the Escrow Agreement or with respect to the Escrow Amount (including the Escrow Shares and the proceeds thereof) and that he has full right, title and interest to take the actions provided in this Section 2 and that no third party consent is necessary or required for him to do so, the failure to obtain which would be a breach of an obligation to a third party or result in a lien or security interest with respect to his rights under the Escrow Agreement or the Escrow Amount. Phoenix and Wyatt shall have no further obligations to one another under the Registration Rights Agreement.
     3. Caribbean Co-op Claims.
     (a) Wyatt shall indemnify, defend and hold harmless Phoenix and Altama and its officers, directors and agents (“Phoenix Indemnitees”) for the entirety (other than the Defense Fund, as defined below) of all out of pocket costs, losses, liabilities, obligations, damages, deficiencies, claims, demands, and expenses, including interest, penalties, attorneys’ fees which any of the Phoenix Indemnitees may suffer resulting from, arising out of, relating to any claim made by Caribbean Co-op in the Carribean Co-op Action.
     (b) On or before January 26, 2006, Phoenix shall deposit with the law firm of O’Neil & Borges $50,000 (“Defense Fund”) to pay the costs of defending the Caribbean Co-op claims and any settlement or judgment with Caribbean Co-op in the Carribean Co-op Action. Wyatt shall be entitled to retain the balance, if any, remaining of the Defense Fund after the full satisfaction of any judgment by Caribbean Co-op against any of the Phoenix Indemnitees or a settlement which is fully paid and provides for a full and complete release by Caribbean Co-op against the Phoenix Indemnitees for all claims arising from the Caribbean Co-op Action. For purposes of defending the Caribbean Co-op claims, Phoenix and Altama shall, at the sole cost and expense of Wyatt, cooperate in providing to Wyatt Altama’s records relating to Caribbean Co-op’s claims, subject to, upon request by Phoenix, a confidentiality undertaking in substance and form satisfactory to it. Phoenix and Altama, shall exercise reasonable efforts to make their employees with relevant and/or discoverable information available to Wyatt as witnesses after reasonable advance notice, and shall otherwise cooperate with reasonably request in the defense of the Caribbean Co-op Action. Wyatt shall keep Phoenix and Altama fully informed as to the status of the Caribbean Co-op Action and, upon request, provide them with copies of all pleadings, motion papers, discovery requests and responses or other materials identified by Phoenix.
     4. Releases.
     (a) Except for and subject only to the other provisions of this Agreement, for and in consideration of the mutual covenants set forth herein, Phoenix and Altama shall, and each hereby does on behalf of itself and its officers, directors, affiliates, subsidiaries, employees, agents, successors and assigns release and discharge Wyatt from any and all claims, complaints, contracts, liabilities, obligations, demands, debts, damages, losses, costs, expenses, attorneys fees, rights of action and causes of actions of any kind or character whatsoever, at law or in equity, whether known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected that they may have against Wyatt.
     (b) Except for and subject only to the other provisions of this Agreement, for and in consideration of the mutual covenants set forth herein, Wyatt hereby does on behalf of himself and his agents, successors and assigns release and discharge Phoenix and Altama and its officers, directors, affiliates, subsidiaries, employees, agents, successors and assigns from any and all claims, complaints, contracts, liabilities, obligations, demands, debts, damages, losses, costs, expenses, attorneys fees, rights of action and causes of actions of any kind or character whatsoever, at law or in equity, whether known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected that Wyatt may have against Phoenix or Altama.
     (c) Wyatt on the one hand, and Phoenix and Altama, on the other hand, hereby represent and warrant to one another that they are sole owner of the claims being released by it or him hereby and such party has not assigned or otherwise transferred, voluntarily or involuntarily, any such released claims.
     5. Confidentiality. The parties hereby agree to abide by the terms of a separate confidentiality letter agreement of even date herewith among them.

     6. Miscellaneous. This agreement and the confidentiality letter agreement referred to above constitute the entire agreement among the parties with respect to the subject matter hereof and may not be amended or modified except pursuant to a written instrument executed by all parties hereto. Phoenix and Altama and the undersigned representative for each hereby represent and warrant that the undersigned representative of each has the authority to fully bind Phoenix and Altama to this agreement. This agreement shall be governed by the internal laws of the State of Delaware without reference to conflict principles. Any dispute regarding this Agreement may be adjudicated by the parties only in a court located in the State of Delaware. The parties hereto irrevocably consent to the jurisdiction and venue of the courts located in the State of Delaware.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

/s/ W. Whitlow Wyatt

W. Whitlow Wyatt

Phoenix Footwear Group, Inc.

By:	/s/ Steve DePerrior

Name: Steve DePerrior
Title: Director

Altama Delta Corporation

By:	/s/ Steve DePerrior

Name: Steve DePerrior
Title: Authorized Person